Exhibit 99
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson Chairman, President and CEO	Randall M. Greenwood Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120 ceo@unitedbancorp.com	(740) 633-0445 Ext. 6181 cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE: 12:00 PM     April 23, 2009
Subject:	United Bancorp, Inc. Reports Earnings of $0.17 Per Share for the Quarter Ended March 31, 2009
MARTINS FERRY, OHIO ♦ ♦ ♦  United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $801,000 for the quarter ended March 31, 2009, compared to $903,000 for the quarter ended March 31, 2008, a decrease of 11.3%. On a per share basis, the Company’s first quarter 2009 diluted earnings were $0.17, as compared to $0.20 for the first quarter of 2008, a decrease of 15%.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s first quarter earnings in 2009 generated an annualized 0.72% return on average assets (“ROA”) and a 9.46% return on average equity (“ROE”), compared to 0.81% ROA and 10.01% ROE for the first quarter in 2008. We are confident the first quarter of 2009 results of operations will compare very favorably with our peers in the banking industry. The Company’s net interest margin of 4.05% for the first quarter of 2009, compared to 3.86% in the first quarter of 2008, generated an increase of approximately $323,000 in net interest income for 2009 as compared to 2008. Service charge income on deposit accounts for 2009 increased $21,000. The Company’s first quarter 2009 earnings level was accomplished despite a period over period increase of $157,000 in the provision for loan losses. In addition, the Company’s noninterest expense increased $332,000 period over period. The majority of this increase relates to our recent expansion of three new banking offices and the additional staff associated with the September 19th , 2008 acquisition of a failed bank from the FDIC as receiver.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “Our Company’s budget process is telling us we are going to have a good year in 2009 at $0.70 per share, but not another record year as this past year. There are too many unknowns out there today that could impact bank earnings that are totally out of our control. We did budget for a 14 basis point increase in FDIC Premiums, yet every now and then we continue to hear there could be a special assessment levied upon the banking industry by the FDIC. The issues surrounding fair value measurements could have an impact on all publicly traded companies income statements.” Everson concluded by stating, “We have a strong management team, a positive marketing program, strong capital, good reserves and great liquidity. Our Citizens Savings Bank Team members, without any government “bailout” money, are out there on a day to day basis in the communities we serve through our twenty banking offices, doing what we know best, making loans and supporting our communities with conservative hometown banking practices.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $445.0 million and total shareholder’s equity of approximately $34.1 million as of March 31, 2009. Through its single bank charter now with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

	At or for the Quarter Ended March 31,		%
	2009	2008	Change
Earnings
Total interest income	$5,913,315	$6,659,640	-11.21%
Total interest expense	2,073,483	3,142,514	-34.02%

Net interest income	3,839,832	3,517,126	9.18%
Provision for loan losses	324,505	167,935	93.23%
Service charges on deposit accounts	512,037	491,035	4.28%
Net realized gains of sales on securities	—	—	—
Net realized gains on sale of loans	12,970	13,728	100.00%
Net realized gain on sale of other real estate and repossessions	42,500	3,380	1157.40%
Other noninterest income	221,701	248,268	-10.70%
Total noninterest income	789,208	756,411	4.34%
Total noninterest expense	3,309,373	2,977,765	11.14%
Earnings before income taxes	995,162	1,127,837	-11.76%
Income tax expense	194,500	224,807	-13.48%

Net income	$800,662	$903,030	-11.34%
Per share
Earnings per common share — Basic	$0.17	$0.20	-15.00%
Earnings per common share — Diluted	0.17	0.20	-15.00%
Cash Dividends paid	0.14	0.13	7.69%
Annualized yield based on quarter end close	5.93%	5.34%	11.00%
Book value (end of period)	7.39	7.47	-1.07%
Shares Outstanding
Average — Basic	4,600,174	4,572,057	—
Average — Diluted	4,600,174	4,572,057	—
At quarter end
Total assets	$444,885,795	$447,151,463	-0.51%
Total assets (average)	447,224,000	446,507,000	0.16%
Other real estate and repossessions	1,636,777	500,344	227.13%
Gross loans	237,073,989	233,865,126	1.37%
Allowance for loan losses	(3,001,286)	(2,540,331)	18.15%
Net loans	234,072,703	231,324,795	1.19%
Net loans charged-off	93,580	74,858	25.01%
Non-performing loans	5,816,000	5,403,000	7.64%
Average loans	237,706,000	234,815,000	1.23%
Securities and other restricted stock	153,605,704	175,098,119	-12.27%
Shareholders’ equity	34,066,359	34,175,742	-0.32%
Shareholders’ equity (average)	33,859,000	36,078,000	-6.15%
Stock data
Market value — last close (end of period)	$9.45	$9.74	-2.98%
Dividend payout ratio	82.35%	65.00%	17.35%
Price earnings ratio	13.90x	12.18x	-23.59%
Key performance ratios
Return on average assets (ROA)	0.72%	0.81%	-0.09%
Return on average equity (ROE)	9.46%	10.01%	-0.55%
Net interest margin (FTE)	4.05%	3.86%	0.19%
Interest expense to average assets	1.85%	2.82%	-0.97%
Total allowance for loan losses to nonperforming loans	51.60%	47.02%	4.58%
Total allowance for loan losses to total loans	1.27%	1.09%	0.17%
Nonperforming loans to total loans	2.45%	2.31%	0.14%
Nonperforming assets to total assets	1.68%	1.32%	0.36%
Net charge-offs to average loans	0.16%	0.13%	0.03%
Equity to assets at period end	7.66%	7.64%	0.02%